Exhibit 10.30

MANUFACTURERS' SERVICES LIMITED

2000 EQUITY INCENTIVE PLAN, AS AMENDED

1.              DEFINED TERMS

                    Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

2.               GENERAL

                    The Plan has been established to advance the interests of the Company by giving Stock-based and other incentives to selected Employees, directors and other persons (including both individuals and entities) who provide services to the Company or its Affiliates.

3.               ADMINISTRATION

                    The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures (which it may modify or waive); and otherwise do all things necessary to carry out the purposes of the Plan.  Once an Award has been communicated in writing to a Participant, the Administrator may not, without the Participant's consent, alter the terms of the Award so as to affect adversely the Participant's rights under the Award, unless the Administrator expressly reserved the right to do so.  In the case of any Award intended to be eligible for the performance-based compensation exception under Section 162(m), the Administrator shall exercise its discretion consistent with qualifying the Award for such exception.

4.               LIMITS ON AWARD UNDER THE PLAN

a.	Number of Shares. A maximum of (1) 6,004,126 shares of Stock, plus (2) any shares of Stock available under the Company's Existing Plan as a result of termination of options under the Existing Plan, plus (3) an annual increase to be added on the date of each annual meeting of the stockholders of the Company, beginning with the 2000 annual meeting of the stockholders, equal to one percent (1.0%) of the outstanding shares of Stock on such date or such lesser amount determined by the Board, may be delivered in satisfaction of Awards under the Plan. The shares of Stock may be authorized, but unissued, or reacquired shares of Stock. For purposes of the preceding sentence, the following shares shall not be considered to have been delivered under the Plan: (i) shares remaining under an Award that terminates without having been exercised in full; (ii) shares subject to an Award, where cash is delivered to a Participant in lieu of such shares; (iii) shares of Restricted Stock that have been forfeited in accordance with the terms of the applicable Award; and (iv) shares held back, in satisfaction of the exercise price or tax withholding requirements, from shares that would otherwise have been delivered pursuant to an Award. The number of shares of Stock delivered under an Award shall be determined net of any previously acquired Shares tendered by the Participant in payment of the exercise price or of withholding taxes. A maximum of 6,004,126 shares of Stock may be issued as ISO Awards under the Plan.

b.	Type of Shares. Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company and held in treasury. No fractional shares of Stock will be delivered under the Plan.

c.	Option & SAR Limits. The maximum number of shares of Stock for which Stock Options may be granted to any person in any calendar year, the maximum number of shares of Stock subject to SARs granted to any person in any calendar year and the aggregate maximum number of shares of Stock subject to other Awards that may be delivered to any person in any calendar year shall each be 1,000,000. For purposes of the preceding sentence, the repricing of a Stock Option or SAR shall be treated as a new grant to the extent required under Section 162(m). Subject to these limitations, each person eligible to participate in the Plan shall be eligible in any year to receive Awards covering up to the full number of shares of Stock then available for Awards under the Plan.

d.	Other Award Limits. No more than $1,000,000 may be paid to any individual with respect to any Cash Performance Award. In applying the limitation of the preceding sentence: (A) multiple Cash Performance Awards to the same individual that are determined by reference to performance periods of one year or less ending with or within the same fiscal year of the Company shall be subject in the aggregate to one limit of such amount, and (B) multiple Cash Performance Awards to the same individual that are determined by reference to one or more multi-year performance periods ending in the same fiscal year of the Company shall be subject in the aggregate to a separate limit of such amount. With respect to any Performance Award other than a Cash Performance Award or a Stock Option or SAR, the maximum Award opportunity shall be 1,000,000 shares of Stock or their equivalent value in cash, subject to the limitations of Section 4.c.

5.               ELIGIBILITY AND PARTICIPATION

                    The Administrator will select Participants from among those key Employees, directors and other individuals or entities providing services to the Company or its Affiliates who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its Affiliates.  Eligibility for ISOs is further limited to those individuals whose employment status would qualify them for the tax treatment described in Sections 421 and 422 of the Code.

6.               RULES APPLICABLE TO AWARDS

                    a.               ALL AWARDS

                    (1)           Terms of Awards.  The Administrator shall determine the terms of all Awards subject to the limitations provided herein.  In the case of an ISO, the term shall be ten (10) years from the date of grant or such shorter term as may be provided in the Award.  Moreover, in the case of an ISO granted to a Participant who, at the time the ISO is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of capital stock of the Company or any Parent or Subsidiary, the term of the ISO shall be five (5) years from the date of grant or such shorter term as may be provided in the Award.

                    (2)            Performance Criteria.  Where rights under an Award depend in whole or in part on satisfaction of Performance Criteria, actions by the Company that have an effect, however material, on such Performance Criteria or on the likelihood that they will be satisfied will not be deemed an amendment or alteration of the Award.

                    (3)            Alternative Settlement.  The Company may at any time extinguish rights under an Award in exchange for payment in cash, Stock (subject to the limitations of Section 4) or other property on such terms as the Administrator determines, provided the holder of the Award consents to such exchange.

                    (4)            Transferability Of Awards.  Except as the Administrator otherwise expressly provides, Awards may not be transferred other than by will or by the laws of descent and distribution, and during a Participant's lifetime an Award requiring exercise may be exercised only by the Participant (or in the event of the Participant's incapacity, the person or persons legally appointed to act on the Participant's behalf).

                    (5)            Vesting, Etc.  Without limiting the generality of Section 3, the Administrator may determine the time or times at which an Award will vest (i.e., become free of forfeiture restrictions) or become exercisable and the terms on which an Award requiring exercise will remain exercisable.  Unless the Administrator expressly provides otherwise, immediately upon the cessation of the Participant's employment or other service relationship with the Company and its Affiliates an Award requiring exercise will cease to be exercisable and all Awards to the extent not already fully vested will be forfeited, except that:

(A)	all Stock Options and SARs held by a Participant immediately prior to his or her death or Disability , to the extent then exercisable, will remain exercisable by such Participant's executor, administrator or representative or the person or persons to whom the Stock Option or SAR is transferred by will or the applicable laws of descent and distribution, and to the extent not then exercisable will vest and become exercisable upon such Participant's death or Disability by such Participant's executor, administrator or representative or the person or persons to whom the Stock Option or SAR is transferred by will or the applicable laws of descent and distribution, in each case for the lesser of (i) a one year period ending with the first anniversary of the Participant's death or Disability or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6.a.(5) and shall thereupon terminate;

(B)	all Stock Options and SARs held by the Participant immediately prior to the cessation of the Participant's employment or other service relationship for reasons other than death or Disability and except as provided in (C) below, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6.a.(5), and shall thereupon terminate; and

(C)	all Stock Options and SARs held by the Participant whose cessation of employment or other service relationship is determined by the Administrator in its sole discretion to result from the breach by the Participant of any Non-Compete Agreement or non-compete provision contained in any Employment Agreement shall immediately terminate upon such cessation.

Unless the Administrator expressly provides otherwise, a Participant's "employment or other service relationship with the Company and its Affiliates" will be deemed to have ceased, in the case of an employee Participant, upon termination of the Participant's employment with the Company and its Affiliates (whether or not the Participant continues in the service of the Company or its Affiliates in some capacity other than that of an employee of the Company or its Affiliates), and in the case of any other Participant, when the service relationship in respect of which the Award was granted terminates (whether or not the Participant continues in the service of the Company or its Affiliates in some other capacity).

                    (6)            Taxes.  The Administrator will make such provision for the withholding of taxes as it deems necessary.  The Administrator may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements, but not in excess of the minimum tax withholding rates applicable to the employee.

(7)            Dividend Equivalents, Etc.  The Administrator may provide for the payment of amounts in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award.

(8)            Rights Limited.  Nothing in the Plan shall be construed as giving any person the right to continued employment or service with the Company or its Affiliates, or any rights as a shareholder except as to shares of Stock actually issued under the Plan.  The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of employment or service for any reason, even if the termination is in violation of an obligation of the Company or Affiliate to the Participant.

(9)            Section 162(m).  In the case of an Award intended to be eligible for the performance-based compensation exception under Section 162(m), the Plan and such Award shall be construed to the maximum extent permitted by law in a manner consistent with qualifying the Award for such exception.

                    b.               AWARDS REQUIRING EXERCISE

                    (1)            Time And Manner Of Exercise. Unless the Administrator expressly provides otherwise, (a) an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a written notice of exercise (in form acceptable to the Administrator) signed by the appropriate person and accompanied by any payment required under the Award; and (b) if the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Award has the right to do so.

                    (2)            Exercise Price.  The Administrator shall determine the exercise price of each Stock Option provided that each Stock Option intended to qualify for the performance-based exception under Section 162(m) of the Code and each ISO must have an exercise price that is not less than the fair market value of the Stock subject to the Stock Option, determined as of the date of grant.  An ISO granted to an Employee described in Section 422(b)(6) of the Code must have an exercise price that is not less than 110% of such fair market value.

                    (3)            Payment Of Exercise Price, If Any.  Where the exercise of an Award is to be accompanied by payment: (a) all payments will be by cash or check acceptable to the Administrator, or, if so permitted by the Administrator (with the consent of the optionee of an ISO if permitted after the grant), (i) through the delivery of shares of Stock which have been outstanding for at least six months (unless the Administrator approves a shorter period) and which have a fair market value equal to the exercise price, (ii) by delivery of a promissory note of the person exercising the Award to the Company, payable on such terms as are specified by the Administrator, (iii) by delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the exercise price, or (iv) by any combination of the foregoing permissible forms of payment; and (b) where shares of Stock issued under an Award are part of an original issue of shares, the Award shall require an exercise price equal to at least the par value of such shares.

                    (4)            ISOs.  No ISO may be granted under the Plan after May 15, 2010, but ISOs previously granted may extend beyond that date.

                    c.               AWARDS NOT REQUIRING EXERCISE

                    Awards of Restricted Stock and Unrestricted Stock may be made in return for either (i) services determined by the Administrator to have a value not less than the par value of the Awarded shares of Stock, or (ii) cash or other property having a value not less than the par value of the Awarded shares of Stock payable in such combination and type of cash, other property (of any kind) or services as the Administrator may determine.

7.               EFFECT OF CERTAIN TRANSACTIONS

                    a.               MERGERS, ETC.

                    In the event of a Covered Transaction, all outstanding Awards shall vest and if relevant become exercisable and all deferrals, other than deferrals of amounts that are neither measured by reference to nor payable in shares of Stock, shall be accelerated, immediately prior to the Covered Transaction and upon consummation of such Covered Transaction all Awards then outstanding and requiring exercise shall be forfeited unless assumed by an acquiring or surviving entity or its affiliate as provided in the following sentence.  In the event of a Covered Transaction, unless otherwise determined by the Administrator, all Awards that are payable in shares of Stock and that have not been exercised, exchanged or converted, as applicable, shall be converted into and represent the right to receive the consideration to be paid in such Covered Transaction for each share of Stock into which such Award is exercisable, exchangeable or convertible, less the applicable exercise price or purchase price for such Award.  In connection with any Covered Transaction in which there is an acquiring or surviving entity, the Administrator may provide for substitute or replacement Awards from, or the assumption of Awards by, the acquiring or surviving entity or its affiliates, any such substitution, replacement or assumption to be on such terms as the Administrator determines, provided that no such replacement or substitution shall diminish in any way the acceleration of Awards provided for in this section.

                    b.              CHANGES IN AND DISTRIBUTIONS WITH RESPECT TO THE STOCK

                    (1)            Basic Adjustment Provisions.  In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Company's capital structure after January 1, 2000, the Administrator will make appropriate adjustments to the maximum number of shares that may be delivered under the Plan under Section 4.a., and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.

                    (2)            Certain Other Adjustments.  The Administrator may also make adjustments of the type described in paragraph (1) above to take into account distributions to common stockholders other than those provided for in Section 7.a. and 7.b.(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder; provided, that no such adjustment shall be made to the maximum share limits described in Section 4.c. or 4.d., or otherwise to an Award intended to be eligible for the performance-based exception under Section 162(m), except to the extent consistent with that exception, nor shall any change be made to ISOs except to the extent consistent with their continued qualification under Section 422 of the Code.

                    (3)            Continuing Application of Plan Terms. References in the Plan to shares of Stock shall be construed to include any stock or securities resulting from an adjustment pursuant to Section 7.b.(1) or 7.b.(2) above.

8.               LEGAL CONDITIONS ON DELIVERY OF STOCK

                    The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until the Company's counsel has approved all legal matters in connection with the issuance and delivery of such shares; if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and all conditions of the Award have been satisfied or waived.  If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act.  The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock.

9.               AMENDMENT AND TERMINATION

                    Subject to the last sentence of Section 3, the Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, or may at any time terminate the Plan as to any further grants of Awards; provided, that (except to the extent expressly required or permitted by the Plan) no such amendment will, without the approval of the stockholders of the Company, effectuate a change for which stockholder approval is required in order for the Plan to continue to qualify under Section 422 of the Code and for Awards to be eligible for the performance-based exception under Section 162(m).

10.           NON-LIMITATION OF THE COMPANY'S RIGHTS

                    The existence of the Plan or the grant of any Award shall not in any way affect the Company's right to Award a person bonuses or other compensation in addition to Awards under the Plan.

11. GOVERNING LAW

                    The Plan shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

EXHIBIT A

Definition of Terms

                    The following terms, when used in the Plan, shall have the meanings and be subject to the provisions set forth below:

                    "Administrator":  The Board or, if one or more has been appointed, the Committee.

                    "Affiliate":  Any corporation or other entity owning, directly or indirectly, 50% or more of the outstanding Stock of the Company, or in which the Company or any such corporation or other entity owns, directly or indirectly, 50% of the outstanding capital stock (determined by aggregate voting rights) or other voting interests.

                    "Award":  Any or a combination of the following:

                    (i) Stock Options.

                    (ii) SARs.

                    (iii) Restricted Stock.

                    (iv) Unrestricted Stock.

                    (v) Deferred Stock.

                    (vi) Securities (other than Stock Options) that are convertible into or exchangeable for Stock on such terms and conditions as the Administrator determines.

                    (vii) Cash Performance Awards.

                    (viii) Performance Awards.

                    (ix) Grants of cash, or loans, made in connection with other Awards in order to help defray in whole or in part the economic cost (including tax cost) of the Award to the Participant.

                    "Board":  The Board of Directors of the Company.

                    "Cash Performance Award":  A Performance Award payable in cash.  The right of the Company under Section 6.a.(3) to extinguish an Award in exchange for cash or the exercise by the Company of such right shall not make an Award otherwise not payable in cash a Cash Performance Award.

                    "Code":  The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

                    "Committee":  One or more committees of the Board which in the case of Awards granted to officers of the Company shall be comprised solely of two or more outside directors within the meaning of Section 162(m).  Any Committee may delegate ministerial tasks to such persons (including Employees) as it deems appropriate.

                    "Company":  Manufacturers' Services Limited.

                    "Covered Transaction":  Any of (i) a consolidation or merger in which the Company is not the surviving corporation or which results in the acquisition of at least 40% of the Company's then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company's assets, or (iii) a dissolution or liquidation of the Company.

                    "Deferred Stock":  A promise to deliver Stock or other securities in the future on specified terms.

                    "Disability":  As defined in any Employment Agreement or, if there is no such Employment Agreement, or if such Employment Agreement does not contain any such defined term, then “Disability” shall mean the physical or mental incapacity of the Participant and consequent inability of the Participant, for a period of six (6) consecutive months or for an aggregate of twelve (12) months in any twenty-four (24) consecutive month period, to perform his duties with the Company.  Any question as to the existence of the Disability of such Participant as to which the Participant and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Participant and the Company.  If the Participant and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing.  The determination of Disability made in writing to the Company and the Participant shall be final and conclusive for all purposes of the Plan.

                    "Employee":  Any person who is employed by the Company or an Affiliate.

                    "Existing Plan":  The Company's Second Amended and Restated Non-Qualified Stock Option Plan.

                    "ISO":  A Stock Option intended to be an "incentive stock option" within the meaning of Section 422 of the Code.  No Stock Option Awarded under the Plan will be an ISO unless the Administrator expressly provides for ISO treatment.

                    "Parent":  A "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.

                    "Participant":  An Employee, director or other person providing services to the Company or its Affiliates who is granted an Award under the Plan.

                    "Performance Award":  An Award subject to Performance Criteria.  The Committee in its discretion may grant Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m) and Performance Awards that are not intended so to qualify.

                    "Performance Criteria":  Specified criteria the satisfaction of which is a condition for the exercisability, vesting or full enjoyment of an Award.  For purposes of Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m), a Performance Criterion shall mean an objectively determinable measure of performance relating to any of the following (determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): (i) sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization or other items, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; network deployment; sales of particular products or services; customer acquisition, expansion and retention; or any combination of the foregoing; or (ii) acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity) and refinancings; transactions that would constitute a change of control; or any combination of the foregoing.  A Performance Criterion measure and targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss.

                    "Plan":  The Manufacturers' Services Limited 2000 Equity Incentive Plan as from time to time amended and in effect.

                    "Restricted Stock":  An Award of Stock subject to restrictions requiring that such Stock be redelivered to the Company if specified conditions are not satisfied.

                    "Section 162(m)":  Section 162(m) of the Code.

                    "SARs":  Rights entitling the holder upon exercise to receive cash or Stock, as the Administrator determines, equal to a function (determined by the Administrator using such factors as it deems appropriate) of the amount by which the Stock has appreciated in value since the date of the Award.

                    "Stock":  Common Stock of the Company, par value $ .001 per share.

                    "Stock Options":  Options entitling the recipient to acquire shares of Stock upon payment of the exercise price.

                    "Subsidiary":  A "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code.

                    "Unrestricted Stock":  An Award of Stock not subject to any restrictions under the Plan.